EXHIBIT 10.2  Marvel Agreement

AGREEMENT as of February 29, 1998, by and between FineLine Properties, Inc., an Ohio corporation having a place of business at 7337 Westview Drive, Kent, Ohio 44240 ("FineLine") and Marvel Entertainment Group, Inc., a Delaware corporation having its principal office at 387 Park Avenue South, New York, New York 10016 ("Marvel").

WHEREAS, FineLine owns or controls all rights, title and interest in and to the valuable property known under the character group names of "Moodiest, Tasties" and "The Hogstturrs" (individually a "Character Group" and collectively the 'Character Groups"), which property includes, without limitation, the rights to all names, characters, symbols, designs, depictions, likeness, costumes, visual representations, characteristics, concepts, pictorial and written graphics, and other intellectual, literary, moral, and property rights and goodwill contained in, relating to or associated with the property or any part thereof (hereinafter the "Property");

WHEREAS, FineLine has the sole and exclusive right to create, design, print, reprint, publish and republish, distribute and redistribute, translate, sell and license anywhere in the world in any language literary works, printed matter, publications, and any and all merchandise or any other goods or products, and also the sole and exclusive right to reproduce and record, or option and/or license others to do the same, all or any part of the Property in any audio, visual, or audiovisual mode now known or hereafter devised and to release, distribute, sell, and/or exploit, and to license others to do the same, said recorded work in all languages throughout the world. FineLine also has the sole and exclusive right to sell, dispose of, license and exploit all merchandise, ancillary, allied and subsidiary rights in and to the Property and/or based upon or derived or adapted from or incorporating the Property or any part, portion, element, aspect or feature thereof, including but not limited to all merchandising rights and all (including, without limitation, remakes and sequels) motion picture, television, video, radio, and live dramatic stage rights, and all ancillary rights related thereto, in all languages throughout the world. All rights enumerated herein shall hereinafter be collectively referred to as the "Exploitation Rights"; and WHEREAS, FineLine desires to sell its entire right, title and interest throughout the world in and to the ownership of the Property and to all rights in and to the Property including the Exploitation Rights, and Marvel desires to purchase same, upon the terms, conditions, covenants and representations hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and all of the mutual promises, terms, and conditions hereinafter set forth, it is agreed as follows:


I. CLOSING

1.1 The Closing, as such term is herein employed, shall take place following the execution of this Agreement but in no event later than ten (10) business days from full execution of this Agreement.

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II. PURCHASE AND SALE OF PROPERTY

2.1 Assets to Be Transferred-Upon the terms and subject to all of the conditions herein and the performance by each of the parties of their respective material obligations hereunder, FineLine agrees to sell, transfer, convey, assign and deliver to Marvel (or its designee company or companies which shall execute an agreement assuming Marvel's obligations hereunder), and Marvel agrees to acquire and accept (or have such designee company or companies acquire and accept) from FineLine as hereinafter provided, at the Closing, the entire right, title and interest of FineLine in and to the ownership of the Property and the Exploitation Rights throughout the world, including but not limited to the following:

(a) The Property as it may be used and has been used and all trademarks, trade names, service marks, trade styles, indicia and all variations thereof throughout the world used with, included in, associated with or relating to the Property, including but not limited to the characters identified on Schedule A hereto and the trademarks comprised of the character names identified on Schedule A identified on Schedule B hereto, and all registrations and applications for registration thereof in all classifications throughout the world including but not limited to the registrations and applications listed and/or indicated on Schedule B hereto, together with the goodwill symbolized thereby and the right to recover for past infringement thereof.

 (b) All copyright rights throughout the world in or relating to the Property and/or all previously published, produced or created works utilizing or associated with the Property, including all registrations therefor and all renewals and extensions thereof.

(c) All published and unpublished artwork and all copies thereof, all editorial material and all advertising and publicity material pertaining to all works or publications featuring the Property.

2.2 Purchase Price. The purchase price for the Property and the Exploitation Rights (the "Purchase Price') shall be comprised of the following:

(a) A non-refundable fee of Seven Thousand Five Hundred Dollars ($7,500) per Character Group or a total of Twenty-two Thousand Five Hundred Dollars {$22,500) for the three Character Groups named hereinabove, payable at the Closing;

(b) For a period of fifteen (15) years commencing on the date of first commercial use of the Property by Marvel, Marvel shall pay to FineLine royalties based on the net revenues generated from the exploitation of the Property or flat fees for certain types of exploitation. "Net Revenue" shall mean gross revenues actually received by Marvel from the exploitation of the Property less returns, against commissions, applicable taxes, and Marvel's

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direct expenses in connection with such exploitation (excluding overhead costs).  The royalties or flat fees shall be as follows:

(i) a royalty of one percent (1%) of Marvel's net revenues for all publishing and print publications featuring or utilizing the Property;

(ii) a royalty of twenty percent (20%) of Marvel's net revenues from the sale or license of merchandise featuring or utilizing the Property;

(iii) a flat fee of Seven Thousand Five Hundred Dollars ($7,500) for each television production Marvel produces or licenses others to produce in which one or more of the Character Groups are the primary featured characters, meaning that the name(s) of the Character Group(s) appears in the title of the television show and/or the characters comprising the Character Group(s) appear in at least 50% of the duration of the television show; and

(iv) a flat fee of Twenty-five Thousand Dollars ($25,000) for each major motion picture Marvel produces or licenses others to produce in which one or more of the Character Groups are the primary featured characters, such term having the same meaning as defined in (iii) above.

(c) In the event Marvel utilizes the Property in a publication, merchandise item or other medium also containing properties other than the Character Groups, the royalty due FineLine shall be a pro rata share of the aforesaid royalties equal to the ratio of the appearance time of the Property to the total length of the project calculated. If the prominence of all properties is almost equal, the royalty due shall be the prorata share of the royalties equal to the ratio of the number of characters from the Property featured to the total number of characters featured in the project or merchandise item.

(d) Marvel shall render semi-annual statements to FineLine relating to royalties payable in respect of each semi-annual period after initial exploitation of the Property in accordance with Marvel's regular accounting practices, showing the number, description, invoiced selling price, and other pertinent information for each publication, item of merchandise or other use of the Property, and the amounts due FineLine for each such period. Payment of the amount due on each statement, after allowance of estimate for returns of publications or other items sold on a returnable basis, shall accompany each such statement, and shall be submitted no later than sixty (60) days after the end of such semi-annual period.

(e) Marvel shall maintain, in accordance with generally accepted accounting principles, accurate and complete books and records relating to the exploitation of the Property. Marvel shall keep all such books of account and records available to FineLine at Marvel's principal place of business for at least two (2) years after the termination or expiration of this Agreement. During this Agreement, but not more than once each year, FineLine or FineLine's designee may, during regular business hours, on at least ten

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(10 days written notice to Marvel, examine and, at FineLine's sole cost and expense, make extracts and copies of Marvel's books of account, records, vouchers, invoices and all other documents, as they relate to the Property, in order to determine the accuracy of the statements furnished to FineLine hereunder. In the event that FineLine or its authorized representatives shall discover a deficiency for any accounting period of five percent (5%) or more by any such inspection or audit provided said five percent (5%) equals or exceeds Five Hundred Dollars ($500.00), Marvel shall pay to FineLine the costs of such examination and/or audit. The audit fee per them shall be Five Hundred Dollars ($500.00). In no event, however, shall Marvel be charged for any individual inspection or audit in excess of One Thousand Five Hundred Dollars ($1,500.00).

(f) FineLine shall be entitled to payment, royalties, or other forms of remuneration only as provided by this Agreement. Therefore, it is acknowledged and agreed that FineLine will have no rights in, nor be entitled to receive, compensation, royalties, or other remuneration for exploitation of the Property in any form, format, or media now known or hereafter created anywhere in the universe, except as expressly provided herein; all other revenues shall be the sole property of Marvel.

2.3 Reversion of Sale. The ownership of the Property and the Exploitation Rights shall revert to FineLine only if the following takes place: at the end of a period of three (3) years after the date of execution of this Agreement, if FineLine has not received at least Twenty-five Thousand Dollars in royalties and fees generated pursuant to Section 2.2(b) above, FineLine must notify Marvel in writing within a period of time ending sixty (60) days after the end of such three (3) year period of its intention to exercise these reversion rights (the "Reversion Notice'). If FineLine so notifies Marvel, Marvel shall have ten (10) business days after receipt of such notification to pay to FineLine a sum equal to the difference between Twenty-five Thousand Dollars ($25,000) and the amount received by FineLine during such previous three (3) year period for royalties and fees pursuant to Section 2.2(b), and if Marvel makes such payment to FineLine, then the ownership will not revert to FineLine and there will be no other reversion of rights possible under this Agreement. If Marvel does not timely make the requisite payment, all rights granted hereunder to Marvel shall revert to FineLine except that Marvel shall have the right to fulfill any outstanding orders or commitments entered into prior to receipt of the Reversion Notice for one hundred eighty (180) days from receipt of the Reversion Notice.

III.	REPRESENTATIONS AND WARRANTIES OF FINELINE

FineLine represents and warrants as follows:

3.1	Completeness and Accuracy of Schedules. Schedule A annexed hereto is correct and complete in all material respects. Schedules B and C annexed hereto are incomplete with respect to the filing, registration status and ownership information for the trademarks and copyrights, Within a period of time no longer than twenty (20) business days after the closing, FineLine shall use its best efforts, and at its own expense, to provide Marvel

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with revised schedules that include complete information on the trademarks and copyrights. In the event that FineLine does not provide such schedules, Marvel may take action to verify the missing information and the costs incurred in doing so shall be deducted from the amounts due to FineLine under Section 2.2(b) above. There are no corporations, partnerships or persons who have any rights in or claim to the ownership or any of the Exploitation Rights.

3.2 Legal Existence of FineLine. FineLine is a corporation duly organized and existing in good standing under the laws of the State of Ohio, and has full corporate power to carry on its business as now conducted, and is entitled to own, lease or operate its properties and assets now owned, leased or operated by it.

3.3	Authority and Capacity of FineLine. The execution of this Agreement by
FineLine and the transfers, assignments and deliveries contemplated hereby, have been approved by all persons or entities required to approve the same, and no further corporate action is necessary on the part of FineLine to make this Agreement valid and binding upon FineLine. The execution of this Agreement by FineLine and the consummation of the transactions contemplated hereby does not and will not violate the provisions of the Certificate of Incorporation or By-Laws of FineLine.

3.3 Property Free of Encumbrances. All assets comprising the Property and Exploitation Rights are free and clear of any and all liens, pledges, security interests, restrictions, prior assignments, licenses, encumbrances, claims and liabilites of every kind and nature, including claims for unpaid taxes of any kind or nature based upon or arising out of the operation of the business of FineLine as well as the sale of the ownership of the Property and the Exploitation Rights hereunder.

3.5	Title, Adverse Claims. FineLine makes the warranties and representations which follow in subparagraphs (a) through (d) of this Section 3.5 without limitation, with respect to the world regarding the Exploitation Rights in and relating to the Property and all material elements thereof:

(a)	FineLine is the owner of the entire right, title and interest in and to the Property and the Exploitation Rights, and all trademark registrations and applications and all copyright registrations reflect such ownership. In the event Marvel learns of any inconsistency with this representation and warranty, FineLine will be responsible for any and all costs associated with correcting such inconsistency.

(b)	All of the pertinent and material elements of the Property and the
Exploitation Rights which are or were subject to copyright protection were prepared as works for hire pursuant to United States copyright law, and there are no reversionary rights to any of the copyrights therein held or exercisable now or in the future by FineLine or any other person under any copyright law. The Property is not in the public domain. The names, likeness, and all trademarks are valid and enforceable, are owned exclusively by FineLine,

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and no other person or company has the right to use such names or likenesses in any manner and FineLine has not granted to anyone the right or permission to use any confusingly similar names or likenesses. Each trademark registration and/or application set forth on Schedule B is valid, subsisting and in full force and effect on the Principal Register of the United States Patent and Trademark Office or on the records of the trademark office of the country of jurisdiction indicated.

(b)	There does not, and will not on the date of Closing, exist any infringement, violation or claimed infringement or violation by FineLine (and FineLine has no knowledge, information or belief as to any past event or condition which may reasonably be expected to result in a claim of infringement or violation being made at any time after the Closing) of any copyright, trademark, privacy, publicity, contractual or any other rights of others, or any libel or defamation of any person or entity arising out of the publication, use and/or exploitation of the Property.

(c)	Marvel's use, licensing or other exploitation of the Property will not violate or infringe any rights of any other person, company, corporation, association or other entity, including but not limited to trademark rights, copyrights, privacy rights, publicity rights, and/or contractual rights whether common law, statutory or otherwise, will not constitute a libel or defamation of any person or entity, and will not be otherwise unlawful.

3.6	Transferability.  All of the material assets comprising the Property are freely transferable and assignable without obtaining the consent or approval of any other person or party. FineLine has not heretofore assigned rights and will not hereafter grant or enter into any agreement purporting to sell or grant any rights in the Property or any part thereof to anyone else.

3.7	Litigation. There are no actions, suits, claims or proceedings pending, or threatened against FineLine or affecting or relating to any of the rights in the Property.

3.8	No Infringement There is no infringement or violation by any third party of any of the rights in the Property.

3.9	Material Misstatements or Omissions. No representation or warranty by
FineLine in this Agreement, nor any covenant or Schedule hereto, nor any document furnished or to be furnished to Marvel in connection with the transactions contemplated hereby, is materially inaccurate or untrue or contains or will contain any materially untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not materially misleading, and FineLine has no knowledge, information or belief that any person or entity has made a claim, contention or assertion inconsistent with the material truth or accuracy thereof.

3.10	No Prohibitions.  The performance by Fine Line of its obligations hereunder and the consummation of the transactions contemplated hereby is not prohibited by any contract

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or instrument to which FineLine is a party or by which FineLine is bound, and will not violate any applicable statute, order, rule or regulation, or be otherwise contrary to law, or violate the rights of any person or entity, and no consent, approval, authorization or order of any court, governmental agency or administrative body is required for the consummation of the transactions contemplated hereby.

IV.	COVENANTS OF FINELINE

4.1	Representations and Warranties to Survive Closing.
The representations and warranties of FineLine set forth in this Agreement shall be true on and as of the date of Closing and shall survive the closing as though such representations and warranties were made on and as of such time, and shall be deemed to have been relied upon by Marvel notwithstanding any investigation made by or on behalf of Marvel, and no such investigation shall affect FineLine's representations or warranties in any manner.

4.2	FineLine to Hold Harmless and Indemnify Marvel. FineLine agrees to indemnify and hold Marvel, its subsidiaries and affiliates, and its and their officers, directors, employees, agents, customers and licensees harmless from and against the following claims (including any expenses, costs and attorneys' fees incident to the defense of such claims, and any damages or penalties awarded or losses suffered):

Any and all claims of any kind or nature whatsoever asserted against any of them either (i) based upon or arising from acts or events occurring prior to Closing, or (ii) involving a breach by FineLine of any of FineLine's representations, warranties or covenants herein except any modifications or alterations made by Marvel to the Property for purposes of exploiting the Property with respect to which Marvel hereby agrees to indemnify FineLine against third party claims caused by such modifications or alterations.

4.3 Assistance of FineLine. From time to time at Marvel's request, whether on or after the closing, FineLine will furnish such information, facts and documents, and execute and deliver such further instruments of assignment, transfer or conveyance of any of the assets comprising the Property, or documents to acknowledge, confirm, record, perfect, enforce or support the same, as Marvel may reasonably request or deem desirable to assist Marvel in protecting or registering rights in the Property or otherwise, and to assist Marvel in any litigation relating to the Property . In order to accomplish any of the foregoing purposes in the event that FineLine is unable or unwilling promptly to render such assistance to Marvel, FineLine hereby irrevocably appoints Marvel as FineLine's true and lawful attorney-in-fact, with full power of substitution in FineLine's name and stead but for Marvel's benefit, without further consideration to FineLine, to take all Steps (including proceedings at law, in equity or otherwise) and to execute, acknowledge and deliver any and all such instruments to accomplish the foregoing. FineLine acknowledges that this Power is coupled with an interest. Provided that FineLine is not in breach of any material warranty, representation, covenant or obligation hereunder pertaining to the subject matter of Marvel's action pursuant to this appointment, Marvel agrees to hold harmless and indemnify

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Fineline from and against claims asserted against FineLine or any of them as a result of such action taken by Marvel on FineLine's behalf pursuant to this appointment.

4.4	Cessation of Use and Representation of Ownership.  FineLine agrees that after the Closing, it will cease to use or exploit in any manner whatsoever any part of the Property , and will cease to hold itself out to the public as having any ownership in any part of the Property , or as having any right to use the same or to authorize others to use the same, and shall not assist or cooperate with anyone else in so doing.

4.5	Use of Property and Exploitation Rights by FineLine After Closing.
FineLine specifically acknowledges that in the event it makes use of any of the rights in the Property after the closing, or violates the restriction contained in Paragraph

4.4 above, Marvel will suffer immediate irreparable and irrevocable damage and harm, and FineLine acknowledges and admits that there is no adequate remedy at law for such use or violation and further agrees that in the event of such use or violation Marvel shall be entitled to seek equitable relief in the way of temporary and permanent restraining orders and injunctions against FineLine and such further and other relief as any court of competent jurisdiction may deem just and proper.

4.6	No Restrictions on Marvel's Use. The sale, transfer, conveyance and assignment of the Property and Exploitation Rights to Marvel contemplated herein is without any restriction whatsoever as to the manner in which Marvel may use and exploit the Property in the future, and Marvel may after the closing change, adapt, transpose, vary or otherwise modify the Property for purposes of exploitation only in whatever manner Marvel may in its sole discretion determine. No claim or objection will ever be made by FineLine with respect to the use or exploitation of the Property by or on behalf of Marvel or by its licensees, successors or assigns, and all moral rights of FineLine, if any, relating to the Publishing Rights are hereby waived.

4.7	Ownership of New Characters. FineLine acknowledges and agrees that after the Closing, any and all new characters appearing in any manner, using, based upon and/or adapted from the Property or any part thereof which are created by Marvel and the distinctive likenesses thereof and any and all trademarks therein shall be owned by Marvel for all purposes.

4.8	No Chal1enge- After the Closing, and provided Marvel is not then in breach of any of its material obligations hereunder, FineLine will never dispute, challenge or contest, directly or indirectly, Marvel's title or ownership in or to any of the assets comprising the Property, or the validity or enforceability of any rights therein, and will not aid or assist any others in so doing, and will not make any claim or assert any right inconsistent therewith.

V.	REPRESENTATIONS AN WARRANTIES OF MARVEL

Marvel represents and warrants as follows:

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5.1	Legal Existence of Marvel.  Marvel is a corporation duly organized and existing under the laws of the State of Delaware and has full corporate power to carry on its business as now conducted, and is entitled to own, lease or operate its properties and assets now owned, leased or operated by it.

5.2	Authority and Capacity of Marvel.

(a)	The execution of this Agreement by Marvel and the consummation of the transactions contemplated hereby, have been approved by all persons or entities required to approve the same, and no further corporate action is necessary on the part of Marvel to make this Agreement valid and binding upon Marvel in accordance with its terms. The execution of this Agreement by Marvel and the consummation of the transactions contemplated hereby does not and will not violate the provisions of the Certificate of incorporation or By- Laws of Marvel.

(b)	The performance by Marvel of its obligations hereunder and the consummation of the transactions contemplated hereby is not prohibited by any contract or instrument to which Marvel is a party or by which it is bound, and (as far as Marvel is concerned) will not violate any applicable statute, order, rule or regulation, or be otherwise contrary to law, or violate the rights of any persons or entity, and no consent, approval, authorization or order of any Court, governmental agency or administrative, body is required for the consummation of the transactions contemplated hereby.

5.3	Material Misstatements or Omissions. No representation or warranty by
Marvel in this Agreement, nor any information or document furnished or to be furnished to FineLine in connection with the transactions contemplated hereby, is untrue or contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading, and Marvel has no knowledge, information or belief that any person or entity has made a claim, contention or assertion inconsistent with the truth or accuracy thereof.

VI.	COVENANTS OF MARVEL.

6.1 Representations and Warranties to Survive Closing. The representations and warranties of Marvel set forth in this Agreement shall be true on and as of the date of closing and shall survive the closing as though such representations and warranties were made on and as of such time, and shall be deemed to have been relied upon by FineLine notwithstanding any investigation made by or on behalf of FineLine and no such investigation shall affect Marvel's representations or warranties in any manner,

VII. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF MARVEL.


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The obligation by Marvel to consummate the transactions contemplated by this
Agreement is subject to and conditioned upon the satisfaction by FineLine prior to or on the date of closing of each of its obligations hereinbefore stated and also upon the following further conditions:

7.1	No Impairment of Value.   In the event that the Closing does not occur
simultaneously with the execution of this Agreement, FineLine shall not have taken any action or omitted to take action where appropriate by the date of Closing, which action or omission materially adversely affects or impairs the value of any of the rights in the Property. FineLine specifically shall not have entered into any license agreements granting any rights in the Property.

7.2	Documents Being Delivered. In addition to documents already referenced herein, FineLine is delivering to Marvel the following documents:

(a) A Bill of Sale;
(b) Separate assignments for the purposes of recording the transfer of ownership of the trademarks identified on Schedule B hereto, together with the goodwill of the business symbolized thereby;
(c) Separate assignments of the copyrights identified on Schedule C hereto;
(d) Evidence of no UCC filings or tax or judgment liens against the FineLine or any of the Property; and
(e) Certified resolutions passed and adopted by the Board of Directors of FineLine effective on the closing date, authorizing and approving the transfers, assignments and deliveries being made by such corporation pursuant to this Agreement.

VIII.  GENERAL PROVISIONS

8.1	No Rights in Third Parties Created. This Agreement is solely between the parties hereto and all rights arising from it are intended to inure to the sole benefit of the parties. Subject to Section 8.2, it is not the intention of the parties to create any rights in any third parties, whether as third party beneficiaries or otherwise, and whether in the nature of a guarantee or otherwise, and the parties expressly disavow any such intention, and this Agreement shall be construed and interpreted so as not to create or confer any such third party rights.

8.2 Assignment, During the first three (3) years of this Agreement, this Agreement may not be assigned by Marvel without FineLine's written consent, which shall not be reasonably withheld, except that no consent is required for assignment to an owned subsidiary or affiliate, a successor by merger, consolidation or sale, or exchange of assets.

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and this Agreement may not be assigned by FineLine.

8.3	Waiver and Modification. Either party hereto may waive satisfaction of any condition precedent to its obligation to consummate the transactions contemplated hereby. Such waiver must be made in writing by the party entitled to the benefit of such condition.

8.4	Expenses of this Transaction. All expenses and charges in connection with this transaction, including without limitation, accounting, legal and professional services, shall be borne by the party incurring same.

8.5	Notices. Any notice required or permitted to be given hereunder shall be deemed duly given if sent by registered mail, postage prepaid, addressed as follows or such other address as may be furnished in writing by any such person.

(a)	If to Marvel:

Marvel Entertainment Group, Inc.
387 Park Avenue South
New York, New York  10016
Attention:  General Counsel

(b)	If to FineLine:

FineLine Properties, Inc.
7337 Westview Drive
Kent, Ohio 44240
Attention:  President

8.6	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.7	Severability. All provisions of this Agreement are limited to the extent mandated by any applicable law. If any provision or portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, and such determination shall become final, such provision or portion shall be deemed to be severed and deleted herefrom and the remaining provisions and portions shall survive and be enforced to give effect to the intentions of the parties insofar as that is possible.

8.8 Force Maicure. If Marvel's failure to perform any obligation hereunder is caused by unavailability of services or materials, labor disputes, governmental restrictions, acts of God, or any other circumstances beyond Marvel's control, such failure shall not be deemed a breach of this Agreement, and if any time period for performance is involved, such period shall be deemed extended for the period of such delay.

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8.9	Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York.

8.10	Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.11	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all prior oral or written agreements or understandings relating to the subject matter hereof.

8.12	Effect and Modification.  This Agreement and any and all provisions hereof shall not be effective unless and until this Agreement shall have been fully executed by the parties hereto. This Agreement may not be modified or amended except by a writing executed by each of the Parties hereto.

8.13	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the Agreement between FineLine and Marvel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FINELINE PROPERTIES, INC.
Date: 2-18-98

By:  s/s Robert Petry
    ---------------------
     Name:
     Title:  Pres

MARVEL ENTERTAINMENT GROUP, INC.

Date: 2-20-98

By:  s/s  Joseph Calamari
     ------------------------
     Name:
     Title:

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